Exhibit 99.1

News Release Three Radnor Corporate Center, Suite 301 100 Matsonford Road Radnor, PA 19087

FOR IMMEDIATE RELEASE

PVR PARTNERS ANNOUNCES FIRST QUARTER 2013 RESULTS AND DECLARES CASH DISTRIBUTION

RADNOR, PA – April 25, 2013… PVR Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months ended March 31, 2013. In addition, PVR declared a quarterly distribution of $0.55 per unit.

First Quarter Results

First quarter 2013 highlights and results, with comparisons to first quarter 2012 results (“last year”) and the fourth quarter of 2012 (“last quarter”), included the following:

•	Adjusted EBITDA of $76.0 million as compared to $53.0 million last year and $67.8 million last quarter.

•	Distributable Cash Flow (“DCF”) of $49.9 million as compared to $35.8 million last year and $40.7 million last quarter.

•	Average daily natural gas throughput volumes of 1,619 million cubic feet per day (“MMcfd”) as compared with 744 MMcfd last year and 1,388 MMcfd last quarter.

Adjusted EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Quarterly Distribution

The Board of Directors of PVR GP, LLC, the general partner of PVR, declared a quarterly distribution of $0.55 per unit payable in cash on May 14, 2013 to common unitholders of record at the close of business on May 8, 2013. This distribution equates to an annualized rate of $2.20 per unit, which is unchanged from the distribution paid with respect to the fourth quarter of 2012 and represents 5.8% increase over the distribution paid with respect to the first quarter of 2012.

Management Comment

“We were pleased with our overall results for the first quarter, particularly with the continuing growth of our Eastern midstream business. Our Eastern Midstream Segment results reflected the impact of our acquisition of Chief Gathering and the continuing build-out of our growth projects in the Marcellus,” said Bill Shea, President and CEO of PVR’s general partner.

“Our average Eastern trunkline volumes increased by approximately 60% from the fourth quarter of 2012, and by 600% compared to the first quarter a year ago. Eastern midstream gathering volumes this quarter were up by about 4% compared to last quarter and rose by more than 175% compared to the first quarter last year. Adjusted EBITDA for the Eastern Segment

PVR Reports First Quarter 2013 Results	Page 2

increased by approximately 14% over last quarter and was up by more than 275% compared to the first quarter of 2012.

“The Midcontinent Midstream Segment Adjusted EBITDA improved by 27% as compared to last year before making any adjustment for the sale of our Crossroads System,” continued Mr. Shea. “The improved results reflected the additional throughput capacity from our investments in the expansion of the Antelope Hills plant.

“The coal business performed in-line with our expectations, with first quarter production approximately equal to production during the fourth quarter of last year. The lower average royalty rate for this year’s first quarter versus the first quarter of 2012 primarily reflected the proportionally larger decline in higher-royalty rate Central Appalachian production,” concluded Mr. Shea.

Eastern Midstream Segment

The Eastern Midstream Segment reported first quarter 2013 results, with comparisons to first quarter 2012 results (“last year”) and the fourth quarter of 2012 (“last quarter”), as follows:

•

Adjusted EBITDA of $37.7 million as compared to $10.0 million last year and $33.1 million last quarter, primarily due to the continued development of internal growth projects and the acquisition of Chief Gathering LLC.

•

Quarterly average throughput volumes of 1,228 MMcfd as compared to 302 MMcfd last year and 967 MMcfd last quarter. The volume growth reflects the expansion of business on PVR’s existing systems, as well as the acquisition and expansion of the Chief Gathering systems.

Midcontinent Midstream Segment

The Midcontinent Midstream Segment reported first quarter 2013 results, with comparisons to first quarter 2012 results (“last year”) and the fourth quarter of 2012 (“last quarter”), as follows:

•	Adjusted EBITDA of $15.7 million as compared to $12.3 million last year and $14.2 million last quarter.

•

Quarterly average throughput volumes of 391 MMcfd as compared to 442 MMcfd last year and 421 MMcfd last quarter. First quarter 2012 volumes include approximately 57 MMcfd attributable to the Crossroads system that was sold on July 3, 2012.

Coal and Natural Resource Management Segment

The Coal and Natural Resource Management Segment reported first quarter 2013 results, with comparisons to first quarter 2012 results (“last year”) and the fourth quarter of 2012 (“last quarter”), as follows:

•	Adjusted EBITDA of $22.7 million as compared to $30.7 million last year and $20.5 million last quarter. The year-over-year decline was primarily due to decreased coal production and pricing.

•	Coal royalty tons of 6.4 million tons as compared to 8.1 million tons last year and 6.6 million tons last quarter.

PVR Reports First Quarter 2013 Results	Page 3

•	Coal royalties revenue of $23.0 million, or $3.56 per ton, as compared to $33.2 million, or $4.09 per ton last year and $23.0 million or $3.47 per ton last quarter.

Capital Investment and Resources

We invested $90.1 million on internal growth projects in our midstream businesses during the first quarter of 2013, of which $72.7 million was invested in the Eastern Midstream Segment.

As of March 31, 2013, we had borrowings of $700.0 million under our $1.0 billion revolving credit facility, with remaining borrowing capacity thereunder of $292.1 million after adjusting for outstanding letters of credit.

Expansion Projects Update

The development and build-out of important growth projects in the Marcellus, Utica, Cline and Mississippian Lime continued during the first quarter of 2013.

•	Construction of a major new compressor facility and central delivery point on the Wyoming County Trunkline is expected to be completed and begin operation late in the second quarter of this year.

•	We completed 30 new well connections in the Eastern Midstream Segment during the first quarter.

•	We completed 53 new well connections in the Midcontinent Midstream Segment during the first quarter.

•	We continue to build additional phases of the East Lycoming gathering system for which Inflection Energy is the primary shipper.

•	Our project to extend our original Wyoming County Gathering System also continued during the first quarter.

•	We executed an agreement with a major producer in the Utica Shale to share early stage development costs for a gathering and trunkline system similar to our systems in the Marcellus Shale.

•	Work on construction of our gathering system in Greene County, Pennsylvania also continued to progress during the quarter.

•	We executed an agreement with a major producer in the Cline Shale formation for gathering and processing services at our Hamlin plant.

•	We continue to add new wells in our Crescent System as the Mississippian Lime formation develops.

First Quarter 2013 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss first quarter 2013 financial and operational results, is scheduled for Thursday, April 25, 2013 at 11:00 a.m. Eastern Daylight Time. Prepared remarks by members of company management will be followed by a question and answer period. Interested parties may listen via webcast at http://www.videonewswire.com/event.asp?id=93357 or by logging on using the link posted on our website, www.pvrpartners.com. Participants who would like to ask questions may join the conference via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the PVR Partners call). An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through May 1 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10027573.

PVR Reports First Quarter 2013 Results	Page 4

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PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments. More information about PVR is available on our website at www.pvrpartners.com.

******

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

******

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, our ability realize the anticipated benefits from the acquisition of Chief Gathering LLC, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per unit data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Natural gas	$87,714	$74,627
Natural gas liquids	100,508	117,794
Gathering fees	22,916	7,463
Trunkline fees	21,101	6,392
Coal royalties	22,951	33,159
Other	8,221	6,982

Total revenues	263,411	246,417

Expenses
Cost of gas purchased	158,208	165,464
Operating	15,370	15,903
General and administrative	13,785	12,044
Impairments	—	124,845
Depreciation, depletion and amortization	44,786	23,853

Total expenses	232,149	342,109

Operating income (loss)	31,262	(95,692)

Other income (expense)
Interest expense	(23,678)	(9,817)
Derivatives	(441)	(4,951)
Interest income and other	94	116

Net income (loss)	$7,237	$(110,344)

Earnings (loss) per common unit, basic and diluted	$(0.17)	$(1.39)

Weighted average number of common units outstanding, basic	95,906	79,301
Weighted average number of common units outstanding, diluted	95,906	79,340

Weighted average number of Class B units outstanding	22,618	—
Weighted average number of Special units outstanding	10,346	—

Other data by segment:

Eastern Midstream:
Gathered volumes (MMcfd)	584	210
Trunkline volumes (MMcfd) (1)	644	92
Midcontinent Midstream:
Daily throughput volumes (MMcfd)	391	442
Coal and Natural Resource Management:
Coal royalty tons (in thousands)	6,446	8,105

(1)	Trunkline volumes include a significant portion of gathered volumes.

PVR PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31,	December 31,
	2013	2012

Assets
Cash and cash equivalents	$12,973	$14,713
Accounts receivable	119,939	133,546
Assets held for sale	—	11,450
Other current assets	5,252	5,446

Total current assets	138,164	165,155
Property, plant and equipment, net	2,048,232	1,989,346
Other long-term assets	844,052	844,208

Total assets	$3,030,448	$2,998,709

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$164,492	$197,034
Deferred income	4,908	3,788
Derivative liabilities	434	—

Total current liabilities	169,834	200,822
Other long-term liabilities	33,242	35,468
Senior notes	900,000	900,000
Revolving credit facility	700,000	590,000
Partners’ capital	1,227,372	1,272,419

Total liabilities and partners’ capital	$3,030,448	$2,998,709

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net income (loss)	$7,237	$(110,344)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	44,786	23,853
Impairments	—	124,845
Commodity derivative contracts:
Total derivative losses included in net income	441	4,951
Cash payments to settle derivatives for the period	(222)	(3,641)
Non-cash interest expense	1,652	1,049
Non-cash unit-based compensation	1,264	2,038
Equity earnings, net of distributions received	1,325	(741)
Other	(2,004)	(647)
Changes in operating assets and liabilities	24,936	3,804

Net cash provided by operating activities	79,415	45,167

Cash flows from investing activities
Acquisitions	(2,346)	(196)
Additions to property, plant and equipment	(138,446)	(75,373)
Joint venture capital contributions	(10,200)	(6,600)
Proceeds from sale of assets	11,964	—
Other	1,582	310

Net cash used in investing activities	(137,446)	(81,859)

Cash flows from financing activities
Distributions to partners	(52,735)	(40,418)
Proceeds from borrowings, net	110,000	76,000
Cash paid for debt issuance costs	(879)	—
Other	(95)	—

Net cash provided by financing activities	56,291	35,582

Net increase (decrease) in cash and cash equivalents	(1,740)	(1,110)
Cash and cash equivalents - beginning of period	14,713	8,640

Cash and cash equivalents - end of period	$12,973	$7,530

PVR PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended
	March 31,		Guidance Range
	2013	2012	Full Year 2013
Reconciliation of Non-GAAP “Segment Adjusted EBITDA” to GAAP “Net income (loss)”:

Segment Adjusted EBITDA (a):
Eastern Midstream	$37,691	$9,961	$190,000	$230,000
Midcontinent Midstream	15,704	12,323	70,000	80,000
Coal and Natural Resource Management	22,653	30,722	75,000	85,000

Total segment adjusted EBITDA	$76,048	$53,006	$335,000	$395,000
Adjustments to reconcile total Segment Adjusted EBITDA to Net income (loss)
Depreciation, depletion and amortization	(44,786)	(23,853)	(180,000)	(190,000)
Impairments on PP&E and equity investments	—	(124,845)	—	—
Interest expense	(23,678)	(9,817)	(95,000)	(100,000)
Derivatives	(441)	(4,951)	—	—
Other	94	116	—	—

Net income (loss)	$7,237	$(110,344)	$60,000	$105,000

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”:
Net income (loss)	$7,237	$(110,344)
Depreciation, depletion and amortization	44,786	23,853
Impairments on PP&E and equity investments	—	124,845
Derivative contracts:
Derivative losses included in net income	441	4,951
Cash payments to settle derivatives for the period	(222)	(3,641)
Equity earnings from joint ventures, net of distributions	1,325	(741)
Maintenance capital expenditures	(3,664)	(3,097)

Distributable cash flow (b)	$49,903	$35,826

Distribution to Partners:

Total cash distribution paid during the period	$52,735	$40,418

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income as adjusted”:
Net income (loss)	$7,237	$(110,344)
Impairments on PP&E and equity investments	—	124,845
Adjustments for derivatives:
Derivative losses included in net income	441	4,951
Cash payments to settle derivatives for the period	(222)	(3,641)

Net income (loss), as adjusted (c)	$7,456	$15,811

(a)	Segment Adjusted EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments. We believe EBITDA or a version of Adjusted EBITDA is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream and coal industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

(b)	Distributable cash flow represents net income plus DD&A, plus impairments, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures. At management’s discretion, a fixed amount of $1.8 million per quarter in 2013 and $1.3 million per quarter in 2012 has been included in maintenance capital for well connects. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income. For comparative purposes, prior year amounts exclude replacement capital expenditures.

(c)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash impairment charges and changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PVR PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Eastern Midstream
	Three Months Ended
	March 31,
	2013	2012
Revenues
Gathering fees	$22,138	$4,919
Trunkline fees	21,101	6,392
Other	658	162

Total revenues	43,897	11,473

Expenses
Operating	1,980	898
General and administrative	4,226	614
Depreciation, depletion and amortization	22,644	2,061

Total expenses	28,850	3,573

Operating income	$15,047	$7,900

	Midcontinent Midstream
	Three Months Ended
	March 31,
	2013	2012
Revenues
Natural gas	$87,714	$74,627
Natural gas liquids	100,508	117,794
Gathering fees	778	2,544
Other	1,143	617

Total revenues	190,143	195,582

Expenses
Cost of gas purchased	158,208	165,464
Operating	10,354	11,227
General and administrative	5,877	6,568
Impairments	—	124,845
Depreciation, depletion and amortization	14,906	13,606

Total expenses	189,345	321,710

Operating income (loss)	$798	$(126,128)

	Coal and Natural Resource Management
	Three Months Ended
	March 31,
	2013	2012
Revenues
Coal royalties	$22,951	$33,159
Coal services	1,161	1,238
Timber	1,432	1,520
Oil and gas royalties	655	683
Other	3,172	2,762

Total revenues	29,371	39,362

Expenses
Operating	3,036	3,778
General and administrative	3,682	4,862
Depreciation, depletion and amortization	7,236	8,186

Total expenses	13,954	16,826

Operating income	$15,417	$22,536

PVR PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of March 31, 2013

	Average Volume Per Day	Swap Price
Crude oil swap (WTI)	(barrels)	(per barrel)
Second quarter through the fourth quarter 2013	500	$94.80

Natural gas swaps (1)	(MMBtu)	(per MMBtu)
Second quarter through the fourth quarter 2013	5,500	$3.823

Our exposure profile with respect to commodity prices depends on many factors, including inlet volumes, plant operational efficiencies, contractual terms, and the price relationship between ethane and natural gas.

We anticipate operating our plants in “ethane rejection” for the entirety of 2013. Under this operational mode, we estimate that for every $1.00 per MMBtu change in the natural gas price, our natural gas midstream gross margin and operating income for the remainder of 2013 would change by $6.6 million, excluding the effect of the natural gas hedges described above, and all other factors remaining constant. The natural gas hedges described above would reduce the net impact to $5.1 million.

Similarly, for every $5.00 per barrel change in crude oil prices, with all other factors remaining constant, and excluding the effect of the 2013 crude oil derivative described above, we estimate that our natural gas midstream gross margin and operating income would change by $1.3 million. The crude oil hedge described above would reduce the net impact to $0.6 million.

For every $0.10 per gallon increase in the price of ethane with all other factors remaining constant, we estimate that our gross margin and operating income will decrease by $3.2 million while operating in ethane rejection. Finally, for every $0.10 per gallon increase in the price of other NGLs with all other factors remaining constant, we estimate that our gross margin and operating income will increase by $3.1 million.

(1)

The natural gas swaps settle against the monthly index price reported in Inside FERC’s Natural Gas Market Report for Southern Star Central Gas Pipeline (Texas, Oklahoma, Kansas), which has historically tended to be settled at a lower price than the Henry Hub national benchmark. A significant portion of our physical gas sales are also priced using this reported monthly index.

PVR PARTNERS, L.P.

OPERATING STATISTICS

($ Amounts in 000s)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
EASTERN MIDSTREAM

Volumes (MMcfd)

Lycoming Trunkline	336	92	200
Wyoming Trunkline	308	—	205

Total Trunkline Volume	644	92	405

Lycoming Gathering	223	92	246
Wyoming Gathering	192	118	205
East Lycoming Gathering	118	—	92
Bradford Gathering	47	—	15
Green Gathering	4	—	4

Total Gathering	584	210	562

Total Throughput	1,228	302	967

Total Trunkline Fees	$21,101	$6,392	$18,609
Total Gathering Fees	$22,138	$4,919	$18,658

Trunkline Fees / Mcf	$0.36	$0.76	$0.50
Gathering Fees / Mcf	$0.42	$0.26	$0.36

PVR PARTNERS, L.P.

OPERATING STATISTICS

($ Amounts in 000s)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
MIDCONTINENT MIDSTREAM

Volumes (MMcfd)
Panhandle System	340	336	369
Crossroads System (1)	—	57	—
Crescent System	28	21	28
Hamlin System	6	7	6

Total Processing Systems	374	421	403

Arkoma System	9	10	9
North Texas System	8	11	9

Total Gathering Only Systems	17	21	18

Total All Systems	391	442	421

Total Gathering and Processing Fees, Net(2)	$30,792	$29,501	$32,115

Fees Per Mcf	$.88	$.73	$.83

(1)	Crossroads System was sold July 3, 2012
(2)	Processing fees include revenues from natural gas, natural gas liquids and gathering fees less cost of gas purchased

PVR PARTNERS, L.P.

OPERATING STATISTICS

($ Amounts in 000s)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
COAL PRODUCTION

Coal royalty tons by region (000s)
Central Appalachia	2,617	4,068	2,831
Northern Appalachia	776	798	1,093
Illinois Basin	671	1,137	781
San Juan Basin	2,382	2,102	1,925

Total Tons	6,446	8,105	6,630

Total Coal Royalties	$22,951	$33,159	$22,983

Average Coal Royalty per ton	$3.56	$4.09	$3.47